Exhibit 99.1

News Release

Contact:	Paul Laikind
Chairman, CEO & President
Metabasis Therapeutics, Inc.
(858) 622-5550

METABASIS THERAPEUTICS ANNOUNCES SECOND QUARTER 2005 RESULTS

SAN DIEGO, CA - August 11, 2005 – Metabasis Therapeutics, Inc. (Nasdaq: MBRX), a biopharmaceutical company focused on the discovery, development and commercialization of novel drugs to address some of the world’s most widespread and costly chronic diseases involving pathways in the liver, today announced its financial results for the second quarter of 2005 and reviewed its recent accomplishments.

Financial results

Revenues for the second quarter of 2005 were $617,000, compared to $1.8 million for the prior year period.  Revenues for the six months ended June 30, 2005 were $1.0 million compared to $5.9 million for the prior year period.  The $1.2 million decrease in revenues for the quarter, and the $4.9 million decrease in revenues for the six month period ended June 30, 2005, were due to lower milestone payments and license fees compared to the prior year periods.

Net loss for the quarter ended June 30, 2005 was $5.7 million, or $0.32 per share, compared to a net loss of $3.6 million, or $1.17 per share, for the prior year period.  Net loss for the six months ended June 30, 2005 was $12.0 million, or $0.67 per share compared to a net loss of $4.1 million, or $1.85 per share, for the prior period.  Pro-forma net loss per share, which assumes the conversion to common stock of all preferred stock outstanding prior to its actual conversion in June 2004, was $0.32 and $0.67 per share for the quarter and the six month period ending June 30, 2005 compared to $0.28 and $0.33 per share for the comparable prior year periods, respectively.  The increase in net loss and pro-forma net loss per share for both the quarter and six month period ended June 30, 2005 was due to lower milestone payments and license fees, increased preclinical development expenses related to two of the Company’s clinical development candidates, MB07803 and MB07811, and increased staffing levels in research, development and general and administrative functions compared to the comparable prior year periods.

As of June 30, 2005, Metabasis had $33.4 million in cash, cash equivalents and securities available-for-sale, compared to $43.9 million as of December 31, 2004, a decrease of $10.5 million. The decrease was primarily due to the use of cash to fund ongoing operations and principal and interest payments on capital lease obligations.  In June 2005, the Company entered into a collaboration with Merck & Co., Inc. to research, develop and commercialize novel small molecule therapeutics with potential to treat several metabolic diseases, including type 2 diabetes, hyperlipidemia and obesity, by activation of an enzyme in the liver called AMP-activated Protein Kinase (AMPK).  At June 30, 2005 the Company had recorded a $5.0 million non-refundable license fee under this agreement as a receivable.  In July 2005, the $5.0 million payment was received.

Second-quarter highlights

Operationally, the Company achieved a number of important milestones during the quarter:

•                  The Company and its partner Sankyo Co., Ltd. jointly announced plans to resume full development of CS-917, a novel drug candidate discovered by Metabasis that is being developed as a treatment for patients with type 2 diabetes.   It was announced that in addition to other studies, Sankyo plans to commence a key Phase IIb clinical trial of CS-917 in the fourth quarter of 2005. CS-917 targets liver glucose production and it has previously been shown in Phase 2 clinical trials to significantly lower blood glucose levels in patients with type 2 diabetes.   Earlier this year full clinical development of CS-917 was put on hold to evaluate certain safety concerns that had arisen in a Phase I drug combination study.

•                  Metabasis also announced that it intends to resume development of its second-generation diabetes compound, MB07803.  Because MB07803 works via the same mechanism as CS-917, we believe the preliminary evidence of efficacy seen in early clinical trials of CS-917 improves the chances that MB07803 will also prove efficacious. The Company currently plans to file an IND for MB07803 and initiate clinical development early in 2006.

•                  In June, Metabasis researchers presented a paper entitled “MB06322 (CS-917): A Potent and Selective Inhibitor of Fructose 1, 6-Bisphosphatase for Controlling Gluconeogenesis in Type 2 Diabetes” at the American Diabetes Association’s 65th Annual Scientific Sessions in San Diego.

This plenary session presentation outlined the preclinical support for the importance of this novel approach to treating diabetes.

•                  Metabasis reported on positive interim results from a Phase IIb clinical trial on pradefovir, a liver-targeted anti-viral compound for hepatitis B discovered using the Company’s proprietary HepDirect™ Technology. The trial is being conducted by the Company’s licensee, Valeant Pharmaceuticals International. The data showed that after 24 weeks of dosing, pradefovir at the highest dose produced a greater than 100,000-fold reduction in viral titer (a 5 log reduction) as measured by viral DNA levels. If these findings are confirmed in future studies, pradefovir could provide physicians and patients with a new therapeutic approach that may significantly improve the treatment of hepatitis B.  While the Phase IIb study will continue to 48 weeks, the Company believes that the 24-week data may be sufficient to support initiation of Phase III studies.   Valeant has stated it intends to review future development plans for pradefovir with the FDA at an upcoming meeting.

•                  Metabasis selected its fifth internally discovered product candidate for clinical development. The candidate, designated MB07811, is the first of a new class of drugs that target the liver to treat elevated serum cholesterol.  Preclinical data suggests that MB07811, if developed successfully, could be used in place of or in combination with statins, the leading class of cholesterol lowering agents on the market today.  We currently expect to initiate clinical development of MB07811 in 2006.

•                  The Company announced a collaboration with Merck to research, develop and commercialize novel small-molecule therapeutics with the potential to treat several diseases, including type 2 diabetes, hyperlipidemia and obesity, by activation of an enzyme in the liver called AMP-activated protein kinase (AMPK). Under the terms of the agreement, both Metabasis and Merck will conduct discovery efforts and contribute drug candidates to the collaboration. In July, Merck paid Metabasis an initial, non-refundable $5 million license fee under the agreement. Should a product from the collaboration be commercialized, Metabasis will receive a royalty on net sales and have the option to co-promote the product in the United States. In the event that a product is developed and marketed for use in patients for a single indication, the total cash payments to Metabasis, excluding royalties, would be approximately $54 million. If a product is approved for additional indications Merck would make additional milestone payments, which could bring the total cash payments to Metabasis, excluding royalties, to $74.3 million.

 “These achievements continue to validate our core business strategy of focusing on diseases related to the liver and liver pathways,” says Metabasis President and CEO Dr. Paul Laikind.  “This has been a quarter of many accomplishments.  We are very pleased that CS-917 and MB07803, our candidates for the treatment of type 2 diabetes, are heading back into development essentially where we left off earlier this year. We are also very excited about the results from the pradefovir Phase IIb study, not only because of the obvious benefit for the advancement of pradefovir, but also because of what it means for our HepDirect technology.  The data suggests that the HepDirect technology is performing as we expected in helping drugs more effectively target the liver; we believe this is very good news for our other candidates that use HepDirect including MB07133, our candidate for the treatment of primary liver cancer that is currently being tested in patients.

“We are especially excited to announce our selection of MB07811 for clinical development.  MB07811 is our fifth internally discovered product candidate to be put on the clinical path.  We have extensively studied MB07811 in preclinical development and have shown that it safely and effectively lowers serum cholesterol levels in a wide variety of animal models from rodents to primates.  Based on this preliminary evidence, we believe that if developed successfully, MB07811 could be as effective in lowering serum cholesterol levels as the currently used statins such as Lipitor® and Zocor®, drugs that had combined sales of over $16 billion in 2004, and may have certain advantages.  Importantly, our animal data indicates that MB07811 has an additive effect for lowering serum cholesterol when combined with the statins.  Therefore, this new class of drugs represented by MB07811 could be used in place of statins or in conjunction with them to better control serum cholesterol.

“We believe that our discovery engine, our unique focus on liver-related metabolic diseases as well as on certain liver diseases, and our extensive expertise and proprietary technology in these exciting areas will continue to produce promising solutions to costly medical needs that are not adequately addressed by existing drugs.”

About Metabasis (www.mbasis.com):

Metabasis Therapeutics, Inc. (Nasdaq: MBRX), is a biopharmaceutical company uniquely focused on diseases related to the liver and liver pathways to discover, develop and commercialize novel drugs to address a range of costly chronic diseases. The Company has established a pipeline that includes clinical stage and preclinical product candidates targeting large markets with significant unmet medical needs. Metabasis has developed several proprietary technologies for use in discovering and optimizing drugs, including the NuMimetic™ and HepDirect technologies. Metabasis is continuing to identify and develop new product candidates using its proprietary technologies and expertise.

Conference Call:

The Metabasis management team will host a conference call and live webcast to discuss second quarter results at 1:30 p.m. Pacific Time (4:30 p.m. EDT) today.  Individuals interested in participating in the call may do so by dialing 1-866-825-1692 for domestic callers and 1-617-213-8059 for international callers.  Please specify to the operator that you would like to join the “Metabasis Second Quarter Earnings Conference Call.” The conference call will be webcast live on Metabasis’ website at www.mbasis.com under the “Investors” section, and will be archived there for 30 days following the call. Please connect to Metabasis’ website several minutes prior to the start of the conference call to ensure adequate time for any software download that may be necessary.

Non-GAAP Financial Measure:
This press release contains pro-forma net loss per share results that are not in accordance with United States generally accepted accounting principles, or GAAP.  Metabasis believes that this non-GAAP financial measure enhances the consistency and comparability of the company’s reported financial results and enables investors to better evaluate the company’s current performance compared to its past performance.  However, this information will necessarily differ from comparable information that may be provided by other companies and should not be considered in isolation or as an alternative to the company’s operating and other financial information as determined under GAAP.

Forward-Looking Statements:

Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, references to Metabasis’ progress on its strategic goals and pursuit of its corporate objectives, the initiation, progress and completion of clinical trials for Metabasis’ product candidates, the expansion of Metabasis’ product pipeline through the designation of additional product candidates from Metabasis’ advanced research programs and through Metabasis’ collaboration with Merck, as well as other statements about Metabasis’ proprietary technologies, product candidates, research programs and collaborations. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Metabasis’ actual results to be materially different from historical results or from any results expressed or implied by such forward- looking statements. These factors include, but are not limited to, risks and uncertainties related to the progress and timing of clinical trials for Metabasis’ product candidates; the fact that positive results from pre- clinical studies and early clinical trials does not necessarily mean later clinical trials will succeed; difficulties or delays in development, testing, obtaining regulatory approval, producing and marketing Metabasis’ product candidates; serious adverse side effects or inadequate efficacy of, or serious adverse events related to, Metabasis’ product candidates or proprietary technologies; Metabasis’

dependence on its licensees and collaborators for the clinical development and registration of its product candidates, among other things; the scope and validity of intellectual property protection for Metabasis’ product candidates, proprietary technologies and their uses; competition from other pharmaceutical or biotechnology companies; Metabasis’ ability to obtain additional financing to support its operations; and other factors discussed in the “Risk Factors” section of Metabasis’ Quarterly Report on Form 10-Q for the quarter ended March 31, 2005. All forward-looking statements are qualified in their entirety by this cautionary statement. Metabasis is providing this information as of this date of this release and does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.

Metabasis Therapeutics, Inc.

Condensed Balance Sheets

(in thousands)

	June 30,	December 31,
	2005	2004

Assets:
Current assets:
Cash and securities available-for-sale	$33,387	$43,855
Other current assets	6,828	1,651
Total current assets	40,215	45,506
Property and equipment, net	2,227	2,354
Other assets	153	—
Total assets	$42,595	$47,860

Liabilities and stockholders’ equity:
Current liabilities:
Accounts payable and accrued liabilities	$3,587	$3,699
Other current liabilities	3,440	901
Total current liabilities	7,027	4,600
Long-term liabilities	4,567	1,396
Stockholders’ equity	31,001	41,864
Total liabilities and stockholders’ equity	$42,595	$47,860

Metabasis Therapeutics, Inc.

Condensed Statements of Operations

(in thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004

Revenues:
Sponsored research	$396	$344	$740	$688
Milestones	—	1,000	—	4,500
License fees	37	125	37	250
Other revenue	184	302	237	503
Total revenues	617	1,771	1,014	5,941

Operating expenses:
Research and development	4,937	4,103	10,034	7,756
General and administrative	1,186	898	2,497	1,593
Amortization of employee stock-based compensation	426	413	855	756
Total operating expenses	6,549	5,414	13,386	10,105

Loss from operations	(5,932)	(3,643)	(12,372)	(4,164)
Total interest income, net	198	10	403	19
Net loss	$(5,734)	$(3,633)	$(11,969)	$(4,145)

Basic and diluted net loss per share	$(0.32)	$(1.17)	$(0.67)	$(1.85)
Shares used to compute basic and diluted net loss per share	17,893	3,106	17,868	2,242

Pro forma basic and diluted net loss per share	$(0.32)	$(0.28)	$(0.67)	$(0.33)
Pro forma shares used to compute basic and diluted net loss per share (1)	17,893	13,058	17,868	12,740

(1) The pro forma shares used to compute basic and diluted net loss per share represent the weighted average common shares outstanding, reduced by the weighted average unvested common shares subject to repurchase, and include the assumed conversion of all outstanding shares of preferred stock into shares of common stock using the as-of converted method as of the beginning of the period.